Exhibit 10.1

AMENDMENT NO. 1 TO THE

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment No.1 (this “Amendment”), dated July 2, 2015, to the Amended and Restated Employment Agreement (the “A&R Employment Agreement”) by and among Humana Inc., a Delaware corporation (the “Company”), and Bruce D. Broussard (the “Executive”) (each of the Executive and the Company a “Party,” and together, the “Parties”).

WHEREAS, the Executive and the Company entered into the A&R Employment Agreement on February 27, 2014;

WHEREAS, the Company and the Executive have determined that as a result of a mutual mistake certain provisions in the A&R Employment Agreement relating to the vesting of the Executive’s equity awards did not accurately reflect their understanding and agreement and, accordingly, the Company and the Executive desire to clarify those provisions of the A&R Employment Agreement in order reflect the understanding of the Parties at the time that the A&R Employment Agreement was entered into; and

WHEREAS, the Company and the Executive desire to make certain changes to the treatment of the Annual Incentive under the A&R Employment Agreement upon a termination of employment following a Change in Control;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration the sufficiency of which is acknowledged, the Parties hereto agree as follows:

1. Section 3.2 of the A&R Employment Agreement is hereby deleted in its entirety and replaced with the following:

“3.2 Certain Terminations; Change in Control.

(a) Termination by the Company other than for Cause or Disability; Termination by the Executive for Good Reason; Not a Change in Control-Related Termination. If during the Term, the Executive’s employment is terminated (A) by the Company other than for Cause or Disability or (B) by the Executive for Good Reason, and such termination of employment is not a Change in Control-Related Termination, in addition to the Accrued Amounts, the Company shall pay or provide to the Executive the amounts and benefits described below:

(1) severance in an amount equal to the sum of (x) two (2) times the Executive’s Base Salary (at the rate in effect immediately prior to the Termination Date) plus (y) two (2) times the Target Annual Incentive for the fiscal year in which the Termination Date occurs (one (1) times the Target Annual Incentive if the Termination Date occurs after December 31, 2016), payable in a lump sum;

(2) the Executive and his qualifying spouse (the “Executive’s Spouse”) and other qualifying dependents shall be eligible for continuation of health and dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the terms of the applicable Company-sponsored health and dental plans (the “Group Health Plan”), until, the earliest of (x) twenty-four (24) months following the Termination Date or (y) the effective date of the Executive’s coverage under equivalent benefits from a new employer, provided that no such equivalent benefits shall be considered effective unless and until all pre-existing condition limitations and waiting period restrictions have been waived or have otherwise lapsed, and the Company will reimburse the Executive or the Executive’s Spouse, if the Executive dies, for the amount of the premiums (which in the case of Group Health Plans, shall be the COBRA premium for the period during which the continuation of coverage is provided under COBRA) the Executive or the Executive’s Spouse (in the case of the death of the Executive) pays in excess of the normal employee contribution for comparable Group Health Plan coverage provided by the Company and any reimbursement by the Company to the Executive or the Executive’s Spouse required under this Section 3.2(a)(2) shall be made on the last day of the month in which the Executive or the Executive’s Spouse pays the amount required for such COBRA coverage;

(3) a pro-rata incentive for the calendar year in which the Termination Date occurs, equal to the Annual Incentive the Executive would have been entitled to receive had his employment not been terminated, based on the actual performance of the Company for the full calendar year or, in the case of a calendar year that ends after a Change in Control, based on the Target Annual Incentive (with performance deemed to be at target), in each case multiplied by a fraction, the numerator of which is the number of days the Executive is employed by the Company during the applicable year prior to and including the Termination Date and the denominator of which is 365 (the “Pro-Rata Incentive”); provided, that, for the avoidance of doubt, the Pro-Rata Incentive shall satisfy any obligation the Company may have to pay a pro-rata incentive payment under the Incentive Plan;

(4) the following provisions shall apply to the Executive’s stock options and other equity-based compensation awards granted after December 31, 2013 and outstanding on the Termination Date, notwithstanding any contrary provision in the applicable award agreement or plan under which the award is granted:

(A) a pro-rated portion of all time-vested equity-based awards other than stock options (based on the number of days in the vesting period that have elapsed through the Termination Date) shall become vested and all restrictions on such pro-rated portion shall lapse, in each case as of the Termination Date. If an award is granted with a vesting schedule pursuant to which the award vests in multiple installments, each installment shall be treated for purposes of this paragraph (A) as a separate award with a single vesting period as to which the proration will be applied;

(B) all stock options that are unvested as of the Termination Date shall be forfeited immediately upon the Termination Date;

(C) all stock options that are vested as of the Termination Date shall remain outstanding and exercisable until the second anniversary of the Termination Date or, if earlier, until the expiration of the term of the stock option; and

(D) with respect to performance-vested equity-based awards other than stock options, a pro-rated number of shares or stock units subject to the award (based on the number of days in the performance period that have elapsed through the Termination Date) shall remain outstanding and the percentage of such shares or stock units that become vested shall be determined based on (i) the actual level of performance attained or, (ii) in the case of any performance period that ends after a Change in Control, the target level of performance, and such vested shares or stock units shall be delivered, issued or paid as soon as practicable following the earlier of (x) the end of the applicable performance period and (y) a Change in Control; provided, however that if the applicable performance-vested equity-based awards constitute nonqualified deferred compensation subject to Section 409A of the Code, such shares or stock units shall be delivered, issued or paid as soon as practicable following the last day of the applicable performance period; and

(5) The following provisions shall apply to the Executive’s stock options and other equity-based compensation awards granted on or prior to December 31, 2013 and outstanding on the Termination Date, notwithstanding any contrary provision in the applicable award agreement or plan under which the award is granted:

(A) all time-vested stock options shall become fully vested and exercisable and all time-vested equity-based awards other than stock options shall become fully vested and all restrictions thereon shall lapse, in each case as of the Termination Date;

(B) all performance-vested stock options shall vest and become exercisable as of the Termination Date to the extent the options would have become exercisable had the target performance level been attained;

(C) all stock options that are vested as of the Termination Date (including those which become vested pursuant to this Section 3.2(a)(5)) shall remain outstanding and exercisable until the second anniversary of the Termination Date or, if earlier, until the expiration of the term of the stock option; and

(D) with respect to performance-vested equity-based awards other than stock options, a pro-rated number of shares or stock units subject to the award (based on the number of days in the performance period that have elapsed through the Termination Date) shall remain outstanding and the percentage of such shares or stock units that become vested shall be determined based on the (i) actual level of performance attained, or, (ii) in the case of any performance period that ends after a Change in Control, the target level of performance, and such vested shares or stock units shall be delivered, issued or paid as soon as practicable following the earlier of (x) the end of the applicable performance period and (y) a Change in Control; provided, however that if the applicable performance-vested equity-based awards constitute nonqualified deferred compensation subject to Section 409A of the Code, such shares or stock units shall be delivered, issued or paid as soon as practicable following the last day of the applicable performance period.

(b) Change in Control-Related Termination. If during the Term, the Executive’s employment is terminated and such termination of employment is a Change in Control-Related Termination, in addition to the Accrued Amounts, the Company shall pay or provide to the Executive the amounts and benefits described below:

(1) severance in an amount equal to two (2) times the sum of (x) the Executive’s Base Salary (at the rate in effect immediately prior to the Termination Date) plus (y) the Target Annual Incentive for the fiscal year in which the Termination Date occurs, payable in a lump sum (the amounts described in this Section 3.2(b)(1) or the amounts described in Section 3.2(a)(1), the “Severance”));

(2) the Executive, the Executive’s Spouse and other qualifying dependents shall be eligible for continuation of Group Health Plan coverage pursuant to COBRA and the terms of the Group Health Plan and shall be eligible for continued coverage under all life insurance, accidental death and dismemberment insurance and disability insurance under plans and programs in which the Executive and/or the Executive’s dependents and beneficiaries participated immediately prior to the Termination Date, until, the earliest of (x) twenty-four (24) months following the Termination Date, or (y) the effective date of the Executive’s coverage under equivalent benefits from a new employer, provided that no such equivalent benefits shall be considered effective unless and until all pre-existing condition limitations and waiting period restrictions have been waived or have otherwise lapsed, and the Company will reimburse the Executive or the Executive’s Spouse, if the Executive dies, for the amount of all the premiums (which in the case of Group Health Plans, shall be the COBRA premium for the period during which the continuation of coverage is provided under COBRA) and payments the Executive or the Executive’s Spouse (in the case of the death of the Executive) pays for such continued coverage and any reimbursement by the Company to the Executive or the Executive’s Spouse required under this Section 3.2(b)(2) shall be made on the last day of the month in which the Executive or the Executive’s Spouse pays the amount required for such continued coverage (the benefit continuation under this Section 3.2(b)(2) or Section 3.2(a)(2), the “Benefit Continuation”);

(3) a Pro-Rata Incentive for the calendar year in which the Termination Date occurs, with such Pro-Rata Incentive equal to the Annual Incentive the Executive would have been entitled to receive had his employment not been terminated, based on the actual performance of the Company for the full calendar year or, in the case of a calendar year that ends after a Change in Control, based on the Target Annual Incentive (with performance deemed to be at target); provided, that, for the avoidance of doubt, the Pro-Rata Incentive shall satisfy any obligation the Company may have to pay a pro-rata incentive payment under the Incentive Plan; and

(4)(A) The following provisions shall apply to all stock options and other equity-based compensation awards held by the Executive that are outstanding on the Termination Date, notwithstanding any contrary provision in the applicable award agreement or plan under which the award is granted:

(i) all time-vested stock options shall become fully vested and exercisable and all time-vested equity-based awards other than stock options shall become fully vested and all restrictions thereon shall lapse, in each case as of the Termination Date;

(ii) all performance-vested stock options shall vest and become exercisable as of the Termination Date to the extent the options would have become exercisable had the target performance level been attained;

(iii) all stock options that are vested as of the Termination Date (including those which become vested pursuant to this Section 3.2(b)(4)(A)) shall remain outstanding and exercisable until the second anniversary of the Termination Date or, if earlier, until the expiration of the term of the stock option; and

(iv) with respect to performance-vested equity-based awards other than stock options, all of the shares or stock units subject to the award shall remain outstanding and the percentage of such shares or stock units that become vested shall be determined, (I) in the case of any performance period that ends after a Change in Control, based on the target level of performance or, (II) if the performance period ends prior to the Change in Control, based on the actual level of performance attained and such vested shares or stock units shall be delivered, issued or paid as soon as practicable following (x) if the Change in Control-Related Termination occurs prior to the Change in Control, the earlier of the Change in Control and the end of the applicable performance period and (y) if the Change in Control-Related Termination occurs on or after the Change in Control, the

Executive’s Separation from Service; provided, however that, notwithstanding the foregoing, if the applicable performance-vested equity-based awards constitute nonqualified deferred compensation subject to Section 409A of the Code, such vested shares or stock units shall be delivered, issued or paid as soon as practicable following the last day of the applicable performance period.

(B) For the avoidance of doubt, any provision in the equity awards held by the Executive that provides for the accelerated vesting or payment upon the occurrence of a “change in control” or the right to surrender the award within a specified period following a “change in control” shall be deemed to be replaced with the provisions set forth in the A&R Employment Agreement (as further amended), which provisions being replaced include, without limitation, Section I.C(a)(iii), clause (ii) of the second sentence of Section I.C(b)(ii) and Section I.E (and any similar provisions), as applicable, of each of the Restricted Stock Unit Agreements with Time/Performance Vesting, Section 7 of each of the Incentive Stock Option Agreements and Section I.D.5 of each of the Stock Option Agreements for nonqualified stock options; provided that upon a Change in Control, the performance with respect to the outstanding performance-vested equity-based awards held by the Executive shall be deemed to be achieved at target level, with the vesting of such awards to be subject to continued employment through the end of the applicable performance period (or such earlier date as provided by Section 3.2(b)(4)(A)(iv) of this Agreement).

(c) The Company’s obligations to pay the Severance and Pro-Rata Incentive and to provide the Benefit Continuation shall be conditioned upon: (i) the Executive’s continued compliance with his obligations under Section 4 of this Employment Agreement and (ii) the Executive’s execution, delivery and non-revocation of a valid and enforceable general release of claims (the “Release”) substantially in the form attached hereto as Exhibit A, within sixty (60) days after the Executive’s Termination Date. Subject to the previous sentence and to Section 7.3, (i) the Pro-Rata Incentive shall be paid at the time when annual incentives are paid generally to the Company’s senior executives and (ii) the Severance will be paid to the Executive on the first payroll date following the date that coincides with or immediately follows the date that is sixty (60) days following the date of the Executive’s Separation From Service. For purposes of this Employment Agreement, the term “Separation From Service” means a “separation from service” within the meaning of the default rules under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and all regulations, guidance, and other interpretative authority issued thereunder (collectively, “Section 409A”). In the event that the Executive is a “specified employee” within the meaning of Section 409A the Company shall pay the Executive the Severance as provided in Section 7.3(d).

(d) If participation in any of the Company plans or programs necessary to provide the Benefits Continuation is not permitted under the terms of any plan or program, the Company shall arrange at its own expense to provide the Executive with benefits substantially similar to those which the Executive would have been entitled to receive under such plans and programs. At the end of the period of coverage, the Executive shall have the right to have assigned to him, at no cost and with no apportionment of unpaid premiums, any assignable life insurance policy relating specifically to him.”

2. Except as expressly amended or superseded by this Amendment, the A&R Employment Agreement shall remain in full force and effect. Upon the execution and delivery of this Amendment, the A&R Employment Agreement shall thereupon be deemed to be amended and supplemented as hereinabove set forth as fully and with the same effect as if the amendments and supplements made hereby were originally set forth in the A&R Employment Agreement, and this Amendment and the A&R Employment Agreement shall henceforth be read, taken and construed as one and the same instrument. Any reference to the A&R Employment Agreement contained in any notice, request, certificate, or other document executed concurrently with or after the execution and delivery of this Amendment shall be deemed to include this Amendment unless the context shall otherwise require. From and after the date of this Amendment, each reference in the A&R Employment Agreement to “this Employment Agreement,” “herein,” “hereunder,” “herewith,” “hereby” and hereof’ and words of like import, or to any provision of the A&R Employment Agreement, as the case may be, unless otherwise stated, refer to the entire A&R Employment Agreement as a whole or such provision as amended by this Amendment.

3. This Amendment may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Amendment.

4. Amendment shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto shall be governed by, the laws of the Commonwealth of Kentucky, without giving effect to the conflict of law principles thereof.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

HUMANA INC.

By:	/s/ Joan Lenahan
	Name:	Joan Lenahan
	Title:	Vice President and Corporate Secretary

ACKNOWLEDGED AND APPROVED BY THE BOARD OF DIRECTORS

By:	/s/ Kurt J. Hilzinger
	Name:	Kurt J. Hilzinger
	Title:	Chairman of the Board

EXECUTIVE

/s/ Bruce D. Broussard
Bruce D. Broussard

SIGNATURE PAGE-BROUSSARD AMENDMENT